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                                                                      EXHIBIT 21


                           Subsidiaries of WGNB Corp.


Subsidiaries - Direct/wholly-owned         State of Incorporation/ Formation
----------------------------------         ---------------------------------
West Georgia National Bank                           Georgia
West Georgia Credit Services, Inc.                   Georgia